As filed with the Securities and Exchange Commission on August 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGULUS THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4738379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4224 Campus Point Court, Suite 210 San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

2022 Employee Stock Purchase Plan

(Full titles of the plan)

Joseph P. Hagan

President and Chief Executive Officer

Regulus Therapeutics Inc.

4224 Campus Point Court, Suite 210

San Diego, CA 92121

(858) 202-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll, Esq.

Asa M. Henin, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Tel: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the registrant with the SEC are incorporated by reference into this registration statement:

•	the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022;

•

the information specifically incorporated by reference into the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 from the registrant’s definitive proxy statement on Schedule 14A relating to its 2022 annual meeting of stockholders, filed with the SEC on April 27, 2022;

•	the registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 13, 2022 and August 11, 2022, respectively;

•	the registrant’s Current Reports on Form 8-K, filed with the SEC on January 5, 2022, June 13, 2022, June 27, 2022 and July 15, 2022; and

•

the description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A, filed with the SEC on September 27, 2012, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to the registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the registrant has entered into indemnity agreements with each of its directors and executive officers, that require the registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors or executive officers as to which indemnification is required or permitted, and the registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the registrant (previously filed as Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 3, 2016, and incorporated herein by reference).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the registrant (previously filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on October 2, 2018, and incorporated herein by reference).

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the registrant. (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 16, 2021).

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 27, 2022).

4.5	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on June 8, 2016).

4.6	Form of Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.2 to the registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2022).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1	Regulus Therapeutics Inc. 2022 Employee Stock Purchase Plan.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 11, 2022.

REGULUS THERAPEUTICS INC.

By:	/s/ Joseph P. Hagan
Joseph P. Hagan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph P. Hagan as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph P. Hagan Joseph P. Hagan	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	August 11, 2022

/s/ Cris Calsada	Chief Financial Officer	August 11, 2022
Cris Calsada	(Principal Financial Officer)

/s/ Daniel Penksa	Controller	August 11, 2022
Daniel Penksa	(Principal Accounting Officer)

/s/ Stelios Papadopoulos Stelios Papadopoulos, Ph.D.	Chairman of the Board of Directors	August 11, 2022

/s/ David Baltimore David Baltimore, Ph.D.	Member of the Board of Directors	August 11, 2022

/s/ Kathryn J. Collier Kathryn J. Collier	Member of the Board of Directors	August 11, 2022

/s/ Alice S. Huang Alice S. Huang, Ph.D.	Member of the Board of Directors	August 11, 2022

/s/ Jake R. Nunn	Member of the Board of Directors	August 11, 2022
Jake R. Nunn

/s/ William H. Rastetter William H. Rastetter, Ph.D.	Member of the Board of Directors	August 11, 2022

/s/ Hugh Rosen Hugh Rosen, M.D., Ph.D.	Member of the Board of Directors	August 11, 2022

/s/ Simos Simeonidis	Member of the Board of Directors	August 11, 2022
Simos Simeonidis, Ph.D.

/s/ Pascale Witz Pascale Witz	Member of the Board of Directors	August 11, 2022